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                                                                   Exhibit 99(a)

Schedule VIII - Valuation and Qualifying Accounts



                        VALUATION AND QUALIFYING ACCOUNTS
                          ALLOWANCE FOR UNCOLLECTIBLES
                                   (In 000's)


                               Balance at                          Balance at
                               Beginning              Deductions     End of
                               of Period   Additions  (Write-offs)   Period
                               ----------  ---------  ------------ ----------
December 31, 1997 .......       $6,787       $1,167      $6,769     $1,185

December 31, 1996 .......       $1,352       $5,625      $  190     $6,787

December 31, 1995 .......       $  382       $1,068      $   98     $1,352























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